UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 4, 2014

3D SYSTEMS CORPORATION
(Exact name of Registrant as Specified in its Charter)

Delaware	1-34220	95-4431352
(State or other jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

333 Three D Systems Circle Rock Hill, South Carolina, 29730
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (803) 326-3900

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

[   ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On November 4, 2014, Ted Hull joined 3D Systems Corporation (the "Company") as Executive Vice President, Finance and will assume the role of Executive Vice President and Chief Financial Officer effective November 11, 2014.

Mr. Hull, 57, joins the Company after three decades of financial leadership in high-growth technology firms and high-tech industry leaders. Most recently, he served as Executive Vice President and Chief Financial Officer of Fusion-io, a provider of advanced flash storage solutions, from December 2013 until the company's purchase by SanDisk Corporation in July 2014. Mr. Hull served as Vice President, Finance at Cisco Systems, Inc. a manufacturer of IP networking products and services, from 2007 to September 2013.

The Compensation Committee of the Board of Directors of the Company approved a compensation package for Mr. Hull that includes an annual base salary of $400,000, a 2015 target incentive opportunity equal to 50% of his annual base salary and relocation assistance.

On November 4, 2014, Mr. Hull was granted a restricted stock award of 60,000 shares pursuant to the Company's Amended and Restated 2004 Incentive Stock Plan, such shares to be issuable at a purchase price of ten percent of the closing fair market value per share on the date of the award and not exceeding the amount of $1.00 per share and to be subject to a vesting period of three years from the date of grant.

The Company issued a press release announcing the appointment of Mr. Hull on November 4, 2014. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 5.02 by this reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release dated November 4, 2014

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3D SYSTEMS CORPORATION
Date: November 4, 2014
	By:	/s/ ANDREW M. JOHNSON
	Name:	Andrew M. Johnson
	Title:	Executive Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description
99.1	Press Release dated November 4, 2014